UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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SONIC FOUNDRY, INC.
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SONIC FOUNDRY, INC.
222 West Washington Avenue
Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2018

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic”) will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on May 17, 2018 at 9:00 a.m. local time, for the following purposes:

1.	To elect three directors to hold office for the terms set forth herein and until their successors are duly elected and qualified.

2.
To approve the potential issuance of up to an aggregate 989,400 shares of common stock, consisting of (i) the potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, which were issued for cash consideration to a certain affiliate of the Company on May 30, 2017, June 8, 2017, August 23, 2017 and November 9, 2017 and (ii) the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 10.75% Convertible Secured Promissory Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock, which Notes were issued for cash consideration to a certain affiliate of the Company on January 19, 2018 and February 16, 2018.

3.	To ratify the appointment of Baker Tilly Virchow Krause LLP as our independent auditors for the fiscal year ending September 30, 2018.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

Only holders of record of Common Stock and, subject to the limitations set forth herein, Series A Preferred Stock, at the close of business on February 20, 2018 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet, whether or not you intend to be present at the meeting in person.

By Order of the Board of Directors,

Madison, Wisconsin            Kenneth A. Minor
April 6, 2018                Secretary
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If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.
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SONIC FOUNDRY, INC.
222 W. Washington Avenue
Madison, Wisconsin 53703
April 6, 2018
PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic”), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of Nelson A. Murphy and David F. Slayton, for terms expiring in 2019, and Gary R. Weis for a term expiring in 2023;

FOR the potential issuance of up to an aggregate of 989,400 shares of common stock, consisting of (i) the potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, which were issued for cash consideration to a certain affiliate of the Company on May 30, 2017, June 8, 2017, August 23, 2017 and November 9, 2017 and (ii) the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 10.75% Convertible Secured Promissory Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock, which Notes were issued for cash consideration to a certain affiliate of the Company on January 19, 2018 and February 16, 2018.

FOR the ratification of the appointment of Baker Tilly Virchow Krause LLP as independent auditors of Sonic for the fiscal year ending September 30, 2018.

In the event that the nominee for director becomes unavailable to serve, which management does not expect, the persons named in the proxy reserve full discretion to vote for any other persons who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke it at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 17, 2018.

Each holder of Common Stock will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on February 20, 2018 (the “Record Date”). Each holder of Series A Preferred Stock will vote with the holders of Common Stock on the matters set forth above, and will be entitled to 221 votes for each share of Series A Preferred Stock standing in his or her name on our books at the Record Date, except that the 1,992.16 shares of Series A Preferred Stock currently held by Mark Burish cannot be voted in regard to Proposal 2. Only holders of issued and outstanding shares of Sonic's Common and Series A Preferred stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 4,461,346 shares of Common Stock, held by approximately 3,200 stockholders, of which approximately 200 were held in street name, and we had outstanding and entitled to vote 2,225.01 shares of Series A Preferred Stock held by two stockholders, none of which are held in street name.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as present and entitled to vote for any other purpose. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, with each share of Series A Preferred Stock counted as 221 shares of Common stock, shall constitute a quorum at the Annual Meeting. The election of Directors require a plurality of the votes present and entitled to vote. Therefore, the three directors who receive the highest vote total will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s newly authorized Series A Preferred Stock, and the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 10.75% Convertible Secured Promissory Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock, requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, with the 1,992.16 shares of Series A Preferred Stock currently held by Mark Burish not counted toward approval of this Proposal The ratification of the appointment of Baker

Tilly Virchow Krause LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. If you abstain or withhold your vote on this proposal, it will have no effect on the outcome of the proposal.

The New York Stock Exchange ("NYSE") has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a "broker non-vote". Under current NYSE interpretations, the proposal to approve the issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, and the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 10.75% Convertible Secured Promissory Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock is considered a non-discretionary matter, and the proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent auditor is considered a discretionary matter.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held on May 17, 2018 at 9:00 a.m. (Central time) at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be not be less than three or more than twelve. The currently authorized number of directors is six. The seat on the Board of Directors currently held by Gary R. Weis, is designated as a Class V Board seat, with term expiring at the Annual Meeting. David F. Slayton and Nelson A. Murphy were appointed as board members by the Board in November 2017 and will sit for election at this meeting. The Board of Directors has nominated Nelson A. Murphy and David F. Slayton as Class I Directors and Gary R. Weis as Class a V Director for election at the Annual Meeting.

If elected at the Annual Meeting, Messrs. Murphy and Slayton would serve until the 2019 Annual Meeting, while Mr. Weis would serve until the 2023 Annual Meeting, in each case until their successors are elected and qualified or until their earlier death, resignation or removal.

The election of Messrs. Murphy, Slayton and Weis require a plurality of the votes present and entitled to vote.

Nominees for Director for a One-Year term expiring on the 2019 Annual Meeting

Nelson A. Murphy

Mr. Murphy, age 57, has been a Director since November 2017. Since January 2015, Mr. Murphy has been the Executive VP, Finance & Operations for Catawba College, a private liberal arts college. From August 2013 to June 2015 Mr. Murphy was VP, International Finance at Syniverse Technologies, Inc. in Luxembourg, a provider of mobile technologies, and from October 2010 to August 2013 served as VP - Finance, Defensive Systems Division at Northrop Grumman Corporation, a global security company. Previously, Mr. Murphy served in various senior finance roles at AT&T including responsibility for finance in operations located in Europe, the Middle East and Latin America. Mr. Murphy has a B.S. in Accounting from Wake Forest University.

David F. Slayton

Mr. Slayton, age 49, has been a Director since November 2017. Since April 2013, Mr. Slayton has been the Chief Financial Officer of Ovative Group, a digital media agency and analytics firm. From July 2008 to March 2013, Mr. Slayton was co-founder, Executive Vice President - CFO and a member of the board of Alice.com, an e-commerce retail marketplace. Prior to his service at Alice.com, Mr. Slayton served in senior financial management roles at numerous companies including as Chief Financial Officer at Shavlik Technologies from June 2005 to July 2008, Managing Director and co-founder at Haviland Partners Inc. from August 2003 to February 2005 and as Chief Financial of NameProtect Inc. from July 2000 to July 2003. Mr. Slayton earned a BS in Economics from the Massachusetts Institute of Technology (June 1991) and an MBA in Business Administration from Harvard University (June 1996).

Nominee for Director for a Five-Year term expiring on the 2023 Annual Meeting

Gary R. Weis

Mr. Weis, age 70, has been Chief Executive Officer since March 2011, Chief Technology Officer since September 2011 and a Director of Sonic since February 2004. Prior to joining Sonic, he served as President, Chief Executive Officer and a Director of Cometa Networks, a wireless broadband Internet access company from March 2003 to April 2004. From May 1999 to February 2003 he was Senior Vice President of Global Services at AT&T where he was responsible for one of the world's largest data and IP networks, serving more than 30,000 businesses and providing Internet access to more than one million individuals worldwide. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Previously, from January 1995 to May 1999 he was General Manager of IBM Global Services, Network Services. Mr. Weis served as a Director from March 2001 to February 2003 of AT&T Latin America, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia. Mr. Weis earned BS and MS degrees in Applied Mathematics and Computer Science at the University of Illinois, Chicago.

The members of the Board of Directors unanimously recommend a vote FOR the election of Messrs. Murphy and Slayton as Class I Directors and Mr. Weis as a Class V Director.

DIRECTORS CONTINUING IN OFFICE

Mark D. Burish                                     Term Expires in 2020
(Class II Director)

Mr. Burish, age 64, has been a director since March 2010 and has served as Non-Executive Chair since April 2011. Mr. Burish is a shareholder of the law firm of Hurley, Burish & Stanton, Madison, WI, which he helped start in 1983. He is the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

Frederick H. Kopko, Jr.                                Term Expires in 2021
(Class III Director)

Frederick H. Kopko, age 62, served as Sonic Foundry’s Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. Mr. Kopko practices in the area of corporate law. He is the Managing Director, Neltjeberg Bay Enterprises LLC, a merchant banking and business consulting firm and has been a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in Economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School and an M.B.A. degree from the University of Chicago.

Brian T. Wiegand                                Term Expires in 2022
(Class IV Director)

Mr. Wiegand, age, 49, has been a director of the Company since July 2012, and is a serial entrepreneur who successfully founded and sold several internet-based companies. He is currently the founder and CEO of Gavy, Inc., a live video shopping platform. Mr. Wiegand founded and served as CEO of Hopster, a company that links digital marketing efforts with real-world shopping behavior by rewarding consumer purchase loyalty, engagement and advocacy. Hopster announced in October 2014 that it was acquired by Inmar, Incorporated, where Mr. Wiegand served as SVP of Growth and Strategy from the date of purchase to August 2016. Mr. Wiegand co-founded and served as executive chair of the board of Alice.com, an online retail platform that connects manufacturers and consumers in the consumer packaged goods market. Alice.com filed for receivership in August 2013. Mr. Wiegand also co-founded Jellyfish.com, a shopping search engine, in June of 2006. He served as CEO until October 2007 when the company was sold to Microsoft. Mr. Wiegand continued with Microsoft as the General Manager of Social Commerce until May 2008. He also co-founded NameProtect, a trademark research and digital brand protection services company in August 1997 which was sold to Corporation Services Company in March 2007. In addition, Mr. Wiegand founded BizFilings in 1996, the Internet’s leading incorporation Services Company. He served as the president and CEO until 2002 when the company was acquired by Wolters Kluwer. Mr. Wiegand attended the University of Wisconsin - Madison.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members' biographical information set forth above. Each of the Company's directors possess high ethical standards, act with integrity and exercise careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. In particular, Mr. Kopko has had extensive experience with companies comparable in size to Sonic Foundry, including serving as a director of Mercury Air Group, Inc. and fills a valuable need with experience in securities and other business law. Mr. Weis has had experience in both developing and established companies, having served as a CEO and Director of Cometa Networks and in several positions at AT&T and IBM, including Senior Vice President of Global Services. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Mr. Weis has served as CEO of the Company since March 2011. Mr. Burish brings additional valuable legal experience to the Board as well as experience obtained through founding multiple companies. Mr. Wiegand has significant experience in founding and operating technology companies and building brand awareness with both businesses and consumers. Mr. Murphy has significant experience in finance and accounting both in the higher education field as well as with technology companies and Mr. Slayton has substantial financial experience in growing technology companies.

CORPORATE GOVERNANCE

Director Independence

Through its listing requirements for companies with securities listed on the NASDAQ Capital Market, the NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Mark D. Burish, Nelson A. Murphy, David F. Slayton and Brian T. Wiegand are independent.

Related Person Transaction

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors and executive officers must notify the Chairman of the Audit Committee in writing of any new potential Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is not inconsistent with, the best interests of the Company. The Related Party Transaction must then be approved by the independent directors. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee and the independent directors may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. There were no new Related Person Transactions in the fiscal year ended September 30, 2017 (“Fiscal 2017”).

Board Leadership Structure and Role in Risk Oversight

Mark D. Burish serves as Non-Executive Chairman of the Board and Gary R. Weis serves as our Chief Executive Officer and Chief Technical Officer.  The Company believes that having separate positions provides an appropriate leadership structure.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•
the audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•
through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The board of directors also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The compensation committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met six times during Fiscal 2017. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served).  In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present.  Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2017.

The Board of Directors has four standing committees, the Audit Committee, the Executive Compensation Committee, the

Governance Committee and the Nominations Committee. The Board of Directors also established a special committee of disinterested members to consider and negotiate the terms of an investment by Mark D. Burish, the Company’s chair.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Audit Committee are Messrs. Murphy (chair), Slayton and Wiegand, following the appointment of Messrs. Murphy and Slayton to the Board of Directors and the retirement of Mr. Kleinman in November 2017. Sonic’s Board of Directors has determined that all members of Sonic’s Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met five times in Fiscal 2017. A copy of the charter of the Audit Committee is available on Sonic’s website.

Sonic's Board of Directors has determined that, due to his experience serving in senior financial roles at several companies as well as his degree in accounting and designation as a certified public accountant, that Mr. Murphy meets the definition of audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission. The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the Audit Committee.

The Compensation Committee consists of Messrs. Burish (chair) and Wiegand, since the retirement of Mr. Kleinman in November 2017. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met once in Fiscal 2017. A copy of the charter of the Compensation Committee is available on Sonic’s website.

The Governance Committee consists of Messrs. Burish (chair) and Kopko. The Governance Committee was established on January 24, 2013 to consider board terms and other governance issues related to enhancing shareholder value. The Committee did not meet in fiscal 2017.

The Nominations Committee consists of Messrs. Burish (chair) and Wiegand. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominations Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally, the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic's annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic's bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2019 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic's Secretary between January 17, 2019 and February 16, 2019 (or, if the 2019 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 17, 2019, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic's bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder's name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The stockholder's reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and

•
Information regarding the nominee that would be required to be included in Sonic's proxy statement by the rules of the Securities and Exchange Commission, including the nominee's age, business experience for the past five years and any other directorships held by the nominee.

DIRECTORS COMPENSATION

Our directors who are not also our full-time employees, receive an annual retainer of $20,000 in addition to a fee of $1,500 for attendance at each meeting of the Board of Directors and $1,000 per committee meeting attended. In addition, the chair of the Audit Committee receives an Audit Committee annual retainer of $8,000 and the chair of the Compensation Committee receives a $3,000 Compensation Committee annual retainer. Mr. Burish receives an annual retainer of $35,000 as compensation for his services as Chair of the Board of Directors. The retainers earned by each director in fiscal 2017 were awarded in stock rather than in cash using a value per share calculated by reducing the closing price of the stock on the date of the 2017 annual meeting by 15%. The discount was intended to approximate the diminution in value created by restrictions on trading imposed on insiders. The total fee compensation earned by the four non- employee directors combined in Fiscal 2017 was $213,000. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

Pursuant to the 2008 Sonic Foundry Non-Employee Amended Directors Stock Option Plan (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Common Stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Common Stock per year pursuant to Sonic’s Non-Employee Amended Directors Stock Option Plan.

The exercise price of each stock option granted was equal to the market price of Common Stock on the date the stock option was granted. Stock options issued under the Directors Plan vest fully on the first anniversary of the date of grant and expire after ten years from date of grant. An aggregate of 150,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2017.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compen-sation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Mark D. Burish	7,500	62,500	3,060	0	0	0	73,060
David C. Kleinman(4)	19,500	38,500	3,825	0	0	0	61,825
Frederick H. Kopko	16,500	25,500	3,060	0	0	0	45,060
Nelson A. Murphy(4)	0	0	0	0	0	0	0
David F. Slayton(4)	0	0	0	0	0	0	0
Brian T. Wiegand	17,500	25,500	3,060	0	0	0	46,060

(1)	The amount reported in column (b) is the total of retainer fees and meeting attendance fees paid in cash.

(2)	The amount reported in column (c) is the total of retainer fees and meeting attendance fees awarded in common stock.

(3)
The amount reported in column (d) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2017 in accordance with FASB ASC Topic 718. Each director received an option award of 2,000 shares on March 7, 2017 at an exercise price of $4.66 with a grant date fair value of $3,060. In addition, Mr. Kleinman received a grant of 500 shares on March 7, 2017 at an exercise price of $4.66 with a grant date fair value of $765 in connection with his position as chair of the Audit Committee.

(4)	Mr. Kleinman retired from the Board and Messrs. Murphy and Slayton were appointed to the Board in November 2017.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Gary R. Weis serves as both our Chief Executive and Chief Technology Officer. (See " Directors Continuing in Office ".)

Kenneth A. Minor, age 56, has been our Chief Financial Officer since June 1997, Assistant Secretary from December 1997 to February 2001 and Secretary since February 2001. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related aftermarket parts and service where he was responsible for financial, treasury and investor relations functions. Prior to 1993, Mr. Minor served in various senior accounting and financial positions for public and private corporations as well as the international accounting firm of Deloitte Haskins and Sells. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 46, has been Executive Vice President of Sales since April 2008, joining Sonic Foundry in April 2006 as Vice President of International Sales and assuming expanded responsibility for U.S. central sales in 2007. Mr. Lipps leads the company’s global sales organization including oversight of domestic, international and channel sales. He holds 15 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales and channel management.  From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to Dec 2002 he served as Latin America Regional Manager of Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our Common Stock as of February 20, 2018, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after February 20, 2018, which we refer to as Presently Exercisable Options or Presently Exercisable Stock Warrants, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Beneficial Owner(1)	Number of Shares of Class Beneficially Owned	Percent of Class(2)
Common Stock
Mark D. Burish(3) 33 East Main St. Madison, WI 53703	423,791	9.4%
Andrew D. Burish(4) 8020 Excelsior Drive Madison, WI, 53717	583,535	12.8
Wealth Trust Axiom LLC (5) 4 Radnor Corp Center, suite 520 Radnor PA 19087	441,805	9.9
Gary R. Weis(6)	414,380	8.7
Kenneth A. Minor(7)	243,471	5.2
Robert M. Lipps(8)	210,067	4.5
Frederick H. Kopko, Jr.(9) 29 South LaSalle Street Chicago, IL 60603	59,282	1.3
Brian T. Wiegand (10) 1600 Aspen Commons Middleton, WI 53562	35,135	*
Nelson A. Murphy 2300 W. Innes St. Salisbury, NC 28144	0	*
David F. Slayton 701 Washington Ave N., Suite 400 Minneapolis, MN 55401	10,599	*
All current Executive Officers and Directors as a Group (8 persons)(11)	1,396,725	26.4%

*    less than 1%

(1)
Sonic believes that the persons named in the table above, based upon information furnished by such persons, except as set forth in notes (3) where such information is based on a Schedule 13G, have, except as set forth in note (3), sole voting and dispositive power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 4,461,346 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)
Includes 35,905 shares subject to presently Exercisable Warrants, 16,000 shares subject to Presently Exercisable Options. Does not include (i) the potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, which were issued for cash consideration to Mr. Burish on May 30, 2017, June 8, 2017, August 23, 2017 and November 9, 2017 and (ii) the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock, which Notes were issued for cash consideration to Mr. Burish of the Company on January 19,

2018 and February 16, 2018. Shares of common stock underling the shares of Series A Preferred Stock are not issuable unless conversion of the Series A Preferred Stock is approved by the stockholders.

(4)
Includes 38,897 shares subject to Presently Exercisable Common Stock Warrants and 232.86 shares of 9% Cumulative Voting Convertible Preferred Stock, Series A that are convertible into 54,638 shares of Common Stock. Information is based on information provided to the Company on December 31, 2016.

(5)
Information is based on Schedule 13G filed on January 31, 2018 by Albert C. Matt, President of Wealth Trust Axiom LLC. Based on such information, Wealth Trust Axiom LLC has sole dispositive power but not sole voting power with respect to such shares.

(6)	Includes 328,506 shares subject to Presently Exercisable Options.

(7)	Includes 204,312 shares subject to Presently Exercisable Options.

(8)	Includes 207,992 shares subject to Presently Exercisable Options.

(9)	Includes 20,000 shares subject to Presently Exercisable Options.

(10)	Includes 12,000 shares subject to Presently Exercisable Options.

(11)	Includes an aggregate of 666,712 Presently Exercisable Options.

As of February 20, 2018, there were 2,225.02 shares of 9% Cumulative Voting Convertible Preferred Stock, Series A (“Series A Preferred Stock”) issued and outstanding, which has a liquidation amount of $1,000.00 per share and votes together with the Company’s common stock at a rate of 221 votes per share. Mark D. Burish and Andrew D. Burish beneficially owned 1,992.16 and 232.86 shares of Series A Preferred Stock, respectively. Shares owned by Mark D. Burish cannot currently be voted.

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales as the “executive officers.”
The Executive Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.
Overview and Objectives of our Executive Compensation Program
The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value.   Our compensation program consists of several forms of compensation:  base salary, annual bonus, long-term incentives and limited perquisites and benefits.
Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.
The Committee established performance metrics for each of its Named Executive Officers in fiscal 2017 designed to match Company performance to the amount of incentive compensation paid to such officers following completion of the fiscal year.
The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations. The Committee determines the compensation for the Chief Executive Officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to average between the 50th and 75th percentile of published compensation data derived from two sources: (i) a peer group of companies that are in our industry, competitors for key talent, or with similar financial characteristics; and (ii) published market survey data for companies within our revenue range. The peer group data was obtained from the most recently filed proxy statement of 12 publicly-traded technology companies with annual revenues ranging from approximately $10 million to just under $100 million; market capitalization from approximately $10 million to approximately $200 million and approximately 300 employees or less. The following companies comprised the peer group for the study: Adesto Technologies, Corp, Asure Software Inc., Bsquare Corporation, Datawatch Corp., FalconStor Software Inc., GlobalSCAPE Inc.,

Glowpoint Inc., GSE Systems Inc., Inuvo Inc., MAM Software Group, Inc., Qumu Corporation and Smith Micro Software Company. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data.

Pay for Performance

The Committee believes that both long and short-term compensation of executive officers should correlate to Sonic’s overall financial performance.  Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Peer Group Analysis

Compensation data came from a peer group of twelve public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group are described above.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company. As noted above, the target compensation range for an executive’s total cash compensation (salary and bonus) is between the 50th and 75th percentile of the market data reviewed by the Committee.

As part of determining annual compensation review, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee considered base wage changes for Messrs. Weis, Minor and Lipps at a meeting of the Committee held on November 27, 2017. The Committee did not make any changes to the base salary of Messrs. Weis, Minor or Lipps, maintaining base wages at $489,883, $301,986 and $242,811, respectively. After its review of all sources of market data as described above, the Committee believes that the base salaries and the bonuses described are within its targeted range for total cash compensation.

Annual Performance-Based Variable Compensation
The performance-based variable compensation reported for each executive officer represents compensation that was earned based on incentive plans. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each executive officer:
Selection of Performance Metrics. For fiscal 2017, the Compensation Committee designed a short-term incentive program (“STIP”) driven by four performance measures that it determined were appropriate to drive desired business behavior for the Company and would correlate positively with total shareholder return. These measures were the Company’s results with respect to (1) customer billings, (2) adjusted EBITDA, (3) customer satisfaction, and (4) the officer’s achievement of certain individual goals. Messrs. Weis, Minor and Lipps were included in the plan. Mr. Lipps’ short term incentive plan included a separate component based solely on the level of customer billings achieved.

Establishment of Incentive Goals and Payout Approach. The Compensation Committee designed the relationship between pay and performance to ensure that desired performance would be rewarded with material payouts. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero. In setting the performance levels, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	Management’s internal operating plan; and

•	Customer satisfaction.

Payout Based on Performance Against Goals. For fiscal 2017 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination that none of the objectives were met with regard to financial performance of the Company and while individual goals were generally met and customer satisfaction is good, that no payout would be made with respect to non-financial objectives. Therefore, no incentives were earned under the STIP compensation plan. Total billings - based incentives paid to Mr. Lipps during fiscal 2017 was $61,997.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under our 1995 Stock Option Plan, the 1999 Non-Qualified Plan or the 2009 Stock Incentive Plan (“Employee Plans”). All but the 2009 Stock Incentive Plan are now terminated.

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation.  The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once a year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

On November 27, 2017, the Committee approved awards to Messrs. Weis, Minor and Lipps of option grants, effective two days following the release of results, to purchase 92,857, 51,071 and 51,071 shares of common stock, respectively, with the strike price equal to the closing price of Sonic’s stock on the date two days following release of financial results for the year ended September 30, 2017, which was $2.49. Each grant will vest one third each on the first, second and third anniversaries of the grant.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.

Employment Agreements

The Company has employment agreements with Messrs. Minor and Lipps. Pursuant to such employment agreements, Messrs. Minor and Lipps receive annual base salaries subject to increase each year at the discretion of the Board of Directors. Messrs. Minor and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that a cash severance payment be made upon termination, other than for cause, or upon death or disability. In each case, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination. In addition, Messrs. Minor and Lipps will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate their employment, and receive the same severance arrangement detailed above following (i) any “person” becoming a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; and, within two years and ninety days of any such event, Messrs. Minor or Lipps, as the case may be, is demoted without cause or his title, authority, status or responsibilities are substantially altered, their salary is reduced or the principal office is more than 50 miles outside the Madison metropolitan area. Pursuant to the employment agreements, each of Messrs. Minor and Lipps has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

The Company also has an employment agreement with Mr. Weis for his services as Chief Executive Officer and Chief Technology Officer. Pursuant to the terms of the amended and restated employment agreement, Mr. Weis will receive an annual base salary subject to increase at the discretion of the Board. Mr. Weis may also receive a performance bonus at the discretion of the Board.
The employment agreement continues in effect until terminated as set forth therein. In the event Mr. Weis’s employment is terminated without cause, as defined in the employment agreement, or in the event his employment is constructively terminated, Mr. Weis will be entitled to receive, in equal bi-weekly installments over a one-year period, compensation equal to one and five hundredths (1.05) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three years immediately prior to his termination. In the event of a Change of Control, as defined in the amended and restated employment agreement, Mr. Weis is entitled to terminate the agreement within one year following such Change of Control, in which event he shall be entitled to receive, in a lump sum payable within thirty days of such termination, compensation equal to two and one-tenth (2.1) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three fiscal years immediately prior to his termination. In any of the above events, (i) all of Mr. Weis’s unvested stock options and stock grants will vest immediately upon termination, and (ii) Mr. Weis will receive health insurance continuation as required by COBRA, salary accrued to the date of termination, and any accrued vacation pay. Mr. Weis has further agreed not to disclose the Company’s proprietary information, and, until one year following the termination of his employment agreement, not to compete with the Company or solicit the Company’s employees. Such non-compete clause may not be enforceable, or may be only partially enforceable, in state courts of relevant jurisdiction.

For illustrative purposes, if Sonic terminated the employment of Mr. Weis (not for cause) on September 30, 2017, Sonic would be obligated to pay $599,275, representing 1.05 times the cash compensation paid Mr. Weis during fiscal 2016 (fiscal year with highest cash compensation in three year period preceding September 30, 2017) and $1,198,550 if Mr. Weis elected to terminate his employment on September 30, 2017, following a change of control as defined in the employment agreement. If Sonic terminated Messrs. Minor and Lipps on September 30, 2017, (not for cause), or if Messrs. Minor and Lipps elected to terminate their employment following a demotion or alteration of duties on September 30, 2017, and a change of control as defined in the employment agreements had occurred, Sonic would be obligated to pay $334,237 and $329,018, respectively (based on fiscal 2016 compensation which was the fiscal year with highest cash compensation in three year period preceding September 30, 2017). In addition, any non-vested rights of Messrs. Weis, Minor and Lipps under the Employee Plans, would vest as of the date of employment termination. The value of accelerated vesting of the options under these circumstances would be $147,000 for Mr. Weis and $81,000 for both Messrs. Minor and Lipps.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table ”.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sonic has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE

Mark D. Burish, Chair
Brian T. Wiegand

Summary Compensation

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other executive officer for the fiscal year ended September 30, 2017.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)

Gary R. Weis Chief Executive and Chief Technology Officer	2017 2016 2015	487,136 475,615 473,504	0	0	89,143 157,350 140,596	0	0	7,537 9,021 10,600	583,819 737,109 719,823
Kenneth A. Minor Chief Financial Officer and Secretary	2017 2016 2015	300,298 293,190 291,888	0	0	49,028 84,347 77,328	0	0	13,826 17,299 17,886	363,152 435,883 428,149
Robert M. Lipps Executive Vice President - Sales	2017 2016 2015	241,450 235,739 234,692	0	0	49,028 76,355 77,328	61,997 93,279 92,485	0	6,149 9,950 9,945	358,624 415,323 414,450

(1)
The option awards in column (f) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K.  See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value.

(2)	The amounts in column (g) represent cash bonuses which were awarded for performance during the prior fiscal year based on a pre-established formula.

(3)
The amount shown under column (i) for the fiscal year 2017 includes Sonic’s matching contribution under our 401(k) plan of $7,537, $6,676 and $6,149 for Messrs. Weis, Minor and Lipps. Mr. Minor receives $650 per month as a car allowance of which the taxable personal portions were $7,150. Mr. Lipps receives a car allowance of $700 per month of which there was no taxable personal portion. Mr. Weis received car and housing allowances totaling $2,500 per month, of which there was no taxable personal portion.

Grants of Plan-Based Awards

The following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of stock or units (#) (i)	All other option awards: Number of Securities Underlying Options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Grant Date fair Value of Stock and option awards ($) (2) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)

Gary R. Weis	12/27/16	0	0	0	0	0	0	0	75,042	4.75	138,828
Gary R. Weis	12/27/16	0	0	0	0	0	0	0	10,012	4.75	18,522
Kenneth A. Minor	12/27/16	0	0	0	0	0	0	0	41,273	4.75	76,355
Kenneth A. Minor	12/27/16	0	0	0	0	0	0	0	4,320	4.75	7,992
Robert M. Lipps	12/27/16	0	0	0	0	0	0	0	41,273	4.75	76,355

(1)	Sonic grants employee stock options with exercise prices equal to the closing stock price on the date of grant.

(2)
The amount reported in column (l) represents the grant date fair value of the award following the required FASB ASC Topic 718 compensation methodology. Grant date fair value is calculated using the Lattice method. See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K for the fiscal year ended September 30, 2017 for an explanation of the methodology and assumptions used in FASB ASC Topic 718 valuation. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FASB ASC Topic 718 value.

Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2017, options to purchase a total of 1,654,643 shares were outstanding under the plans, and options to purchase 1,008,390 shares remained available for grant thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2017 held by the Named Executive Officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Gary R. Weis	2,000 5,000 2,000 2,000 2,000 50,000 73,000 61,500 41,510 16,858 0 0	0 0 0 0 0 0 0 0 20,574 33,716 75,042 10,012	None	8.00 5.00 5.50 6.90 14.83 8.68 7.80 9.45 9.36 7.17 4.75 4.75	3/6/2018 11/3/2018 3/5/2019 3/4/2020 3/3/2021 9/30/2021 10/17/2022 10/28/2023 11/10/2024 11/5/2025 12/27/2026 12/27/2026
Kenneth A. Minor	12,000 6,000 14,120 27,500 40,000 33,825 22,830 9,273 0 0	0 0 0 0 0 0 11,415 18,546 41,273 4,320	None	15.50 5.26 15.21 9.46 7.80 9.45 9.36 7.17 4.75 4.75	12/04/2017 12/2/2019 11/24/2020 10/24/2021 10/17/2022 10/28/2023 11/10/2024 11/5/2025 12/27/2026 12/27/2026
Robert M. Lipps	2,500 10,000 6,000 6,000 14,120 27,500 40,000 22,550 33,825 22,830 9,273 0	0 0 0 0 0 0 0 0 0 11,415 18,546 41,273	None	15.50 7.50 7.80 5.30 5.26 15.21 9.46 7.80 9.45 9.36 7.17 4.75	12/04/2017 03/10/2018 04/16/2018 11/10/2018 12/2/2019 11/24/2020 10/24/2021 10/17/2022 10/28/2023 11/10/2024 11/5/2025 12/27/2026

(1)
All options were granted under either our stockholder approved Employee Stock Option Plans or the Non-Qualified Stock Option Plan. All unexercisable options listed in the table become exercisable over a three-year period in equal annual installments beginning one year from the date of grant other than the grants to Messrs. Weis and Minor on December 27, 2016 for 10,012 and 4,320, respectively which become exercisable in full one year from the date of grant.

Option Exercises and Stock Vested

The following table shows information concerning option exercises in fiscal 2017 by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

None

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,756,643	$7.83	1,056,390
Equity compensation plans not approved by security holders (2)	48,800	11.24	0
Total	1,805,443	$8.33	1,056,390

(1)
Consists of the 2009 Stock Incentive Plan, Employee Incentive Stock Option Plan and the Directors Stock Option Plans. For further information regarding these plans, reference is made to Note 5 of the financial statements.

(2)	Consists of the Non-Qualified Stock Option Plan. For further information regarding this plan, reference is made to Note 5 of the financial statements.

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee of Sonic's Board of Directors for fiscal 2017 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during fiscal 2017 or at any other time an officer or employee of Sonic Foundry, Inc.

No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry.

PROPOSAL TWO: AUTHORIZATION OF COMMON STOCK ISSUANCE

TO APPROVE THE POTENTIAL ISSUANCE OF THE POTENTIAL ISSUANCE OF UP TO AN AGGREGATE OF 989,400 SHARES OF COMMON STOCK, CONSISTING OF (I) THE POTENTIAL ISSUANCE OF UP TO AN AGGREGATE OF 497,528 SHARES OF COMMON STOCK UPON THE CONVERSION OF UP TO 2,104.54 SHARES OF THE COMPANY’S SERIES A PREFERRED STOCK, WHICH WERE ISSUED FOR CASH CONSIDERATION TO A CERTAIN AFFILIATE OF THE COMPANY ON MAY 30, 2017, JUNE 8, 2017, AUGUST 23, 2017 AND NOVEMBER

9, 2017 AND (II) THE POTENTIAL ISSUANCE OF UP TO AN AGGREGATE OF 491,872 SHARES OF COMMON STOCK UPON THE CONVERSION OF TWO $500,000 10.75% CONVERTIBLE SECURED PROMISSORY NOTES, INCLUDING ACCRUED INTEREST, INTO 2,080.62 SHARES OF SERIES A PREFERRED STOCK, WHICH NOTES WERE ISSUED FOR CASH CONSIDERATION TO A CERTAIN AFFILIATE OF THE COMPANY ON JANUARY 19, 2018 AND FEBRUARY 16, 2018.

Background Information

In or around May 2017, a Special Committee of Disinterested Directors, consisting of Brian T. Wiegand, David C. Kleinman and Frederick H, Kopko, Jr. was established to consider and negotiate acceptable terms and conditions of a possible issuance of securities to a director of the Company, namely Mark D. Burish (or a group of investors including Mr. Burish), who had expressed an interest in providing capital to the Company. From May 8, 2017 to June 6, 2017, the Special Committee met a total of nine times to discuss and consider materials received prior to such meetings (including but not limited to reports and analysis from management, market information, availability of alternative financing, form of transaction documents and other relevant information), and to negotiate terms and conditions that it believed would be fair and in the best interest of the Company and its common stockholders. On May 30, and June 8, 2017, following the recommendation of the Special Committee and the approval of the Board of Directors, with Mr. Burish abstaining, the Company sold, in a private transaction, an aggregate of 824.18 shares of Series A Preferred Stock, liquidation value $1,000, for $910 per share. Mr. Mark Burish, a director of the Company, purchased a total of 604.40 shares for $550,000 in cash.

Following the transaction described above, the Special Committee was reconvened to consider and negotiate acceptable terms and conditions of a possible issuance of additional securities to Mr. Burish. From July 2017 to November 2017, the Special Committee met a total of four times to discuss and consider materials received prior to such meetings (including but not limited to reports and analysis from management, market information, availability of alternative financing, form of transaction documents and other relevant information), and to negotiate terms and conditions that it believed would be fair and in the best interest of the Company and its common stockholders. On August 23, 2017, following the recommendation of the Special Committee and the approval of the Board of Directors, with Mr. Burish abstaining, the Company entered into an agreement with Mr. Burish to sell, in a private transaction, another 1,310.88 shares of Series A Preferred Stock for $762.85 per share in cash in two separate $500,000 tranches, the first of which closed on August 23, 2017 and the second of which closed on November 9. 2017. The closing market price of the Company’s common stock on May 26, 2017 the business day immediately preceding the first issuance of the Series A Preferred Stock, was $4.11 per share. The 1,915.28 shares of Series A Preferred Stock purchased by Mr. Burish in these transactions, and dividends of 189.27 shares of Series A Preferred Stock, calculated as if each tranche of Series A Preferred Stock is converted into shares of Common Stock one year following each respective date of issuance, will be, subject to approval of this proposal, convertible into 497,528 shares of Common Stock.

On January 19, 2018, following the approval of the Board of Directors, with Mr. Burish abstaining, the Company issued to Mark Burish, for $500,000, a $500,000 principal amount 10.75% Convertible Secured Promissory Note. In addition, pursuant to a Subscription Agreement entered into on that same date, Mr. Burish agreed to purchase a second 10.75% Convertible Secured Promissory Note for $500,000, at the election of the Company at any time prior to the 2018 Annual Meeting of Stockholders (each, a “Note”, and collectively, the “Notes”). Each Note will be converted, immediately following the 2018 Annual Meeting of Stockholders approving the issuance of shares of common stock underlying the shares of Series A Preferred Stock into which the Notes may be converted, into that number of shares of Series A Preferred Stock determined by dividing the principal and accrued and unpaid interest on each Note through the date of conversion by $542.13 (the “Conversion Rate”). Assuming the 2018 Annual Meeting of Stockholders is held on May 17, 2018, the combined Notes will have a total of $30,962 interest accrued thereon, which, along with the principal of $1,000,000 will therefore be convertible into approximately 1,902 shares of Series A Preferred Stock. The Conversion Rate was determined by multiplying the number $1,000 (the liquidation value of the Series A Preferred Stock) by a factor of 0.91, reflecting a 9% discount to market price, and by further adjusting the resultant number by a factor of 0.577, which was determined by dividing the average bid price of the Company’s common stock over the three business days preceding January 19, 2018 by $4.23, which is the conversion price of the Series A Common Stock. Assuming both Notes were purchased by Mr. Burish on January 19, 2018 and February 16, 2018, were immediately converted into shares of Series A Preferred Stock, and such shares were immediately converted into shares of Common Stock, each Note would have been convertible into 218,035 shares of Common Stock. The closing market price of the Company’s common stock on January 18, 2018 the business day immediately preceding the issuance of the first Note, was $2.44 per share. The Notes purchased by Mr. Burish in these transactions, with interest accruing on such Notes through May 17, 2018, and, assuming that this tranche of Series A Preferred Stock is converted into shares of Common Stock on May 17, 2019, will be convertible into 2080.62 shares of Series A Preferred Stock, which will be, subject to approval of this proposal, convertible into 491,872 shares of Common Stock.

Nasdaq Marketplace Rules

Nasdaq Marketplace Rule 5635(c) generally requires stockholder approval of any issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants. Nasdaq FAQ ID # 275 states that the issuance of common stock (or equivalents) or securities convertible into or exercisable for common stock to officers, directors, employees or consultants at a price less than the market value of the stock is considered a form of “equity compensation” and requires stockholder approval unless the issuance is part of a public offering. Nasdaq FAQ ID #275 further states that for the purpose of this Nasdaq FAQ, market value is the closing bid price immediately preceding the time the company enters into a binding agreement to issue the securities. As of the dates of each sale of each share of Series A Preferred Stock to Mr. Burish, the per share purchase price for the common shares underlying the Series A Preferred Stock was less than the market value of the Common Stock. As of the dates of the sale of the first Note to Mr. Burish, the per share purchase price for the common shares underlying the Note was less than the market value of the Common Stock.

Nasdaq Marketplace Rule 5635(b) requires an issuer to obtain stockholder approval prior to an issuance of securities that will result in a “change of control.” While Nasdaq has not formally defined “change of control,” Nasdaq Staff Interpretative Letters 2007-25, 2008-3 and 2008-5 provide some guidance. Pursuant to the Nasdaq Staff Interpretive Letters cited above, Nasdaq will consider several factors in determining whether a change of control will occur as a result of a transaction, the most salient of which are the post-transaction stock ownership and voting rights of the investors. Generally, if a transaction results in an investor or group of investors obtaining a 20% interest or a right to acquire that interest in the issuer on a post-transaction basis, and that ownership position would be the largest position in the issuer, the transaction may be presumed to be a change of control and should be carefully reviewed. Assuming the purchase of both Notes, the conversion of both Notes into Series A Preferred Stock at the 2018 annual meeting, the conversion of all Series A Preferred Stock into Common Stock, including dividends for one year, current common stock owned and the exercise of all outstanding common stock and warrants, Mr. Burish would have a 25.7% beneficial ownership interest in the Company, and therefore, a “change of control” could be deemed to have occurred.

Current Status of Right to Convert Series A Preferred Stock and Notes.

Pursuant to an agreement not to convert between the Company and Mark Burish, Mr. Burish waived his right to convert the Series A Preferred Stock into Common Stock until stockholder approval is obtained. Pursuant to the terms of the 10.75% Convertible Secured Subordinated Promissory Note, the Notes may not be converted until conversion is approved by the stockholders of the Company.

In order to permit the conversion of the Series A Preferred Stock and Notes in accordance with applicable listing rules of The Nasdaq Stock Market, LLC, the Company agreed with Mr. Mark Burish to include a proposal in the annual meeting of stockholders for the purpose of obtaining stockholder approval to allow for conversion of the Notes and shares of Series A Preferred Stock into Common Stock. Pursuant to the listing rules of the Nasdaq Stock Market, LLC, the shares of Series A Preferred Stock held by Mr. Burish will not be counted towards approval of this proposal.

Description of the Agreement Not to Convert

On November 17, 2017, the Company entered into an Agreement Not to Convert with Mark D. Burish, pursuant to which Mr. Burish agreed that, until the stockholders of the Company approve the issuance by the Company of Common Stock underlying all of Mr. Burish’s currently owned and to be acquired shares of Series A Preferred Stock, Mr. Burish would waive his right to convert into Common Stock all or any of the Series A Preferred Stock currently owned or to be acquired by him. The agreement of Mr. Burish to waive his right to convert all or any of his shares of Series A Preferred Stock into Common Stock will no longer be effective at such time as the stockholders of the Company approve the conversion of all of Mr. Burish’s currently owned and to be acquired shares of Series A Preferred Stock. In connection therewith, the Company agreed with Mr. Burish to submit a proposal to its stockholders with respect to approval of such conversion at its next stockholders meeting.

Description of the Series A Preferred Stock

On May 30, 2017, in connection with the purchase by Mr. Burish of $500,000 shares of Series A Preferred Stock, and in connection with the agreement by Mr. Burish that he or an assignee would, upon request of the Company, purchase an additional $250,000 of Series A Preferred Stock, the Company created a new series of 1,000 authorized shares of preferred stock entitled 9% Cumulative Voting Convertible Preferred Stock, Series A. which became effective by filing Article Supplementary to the Articles of Incorporation of the Company with the Maryland Department of Assessments and Taxation. On August 23, 2017, in connection with the purchase by Mr. Burish of an additional $500,000 shares of Series A Preferred Stock, and in connection with the agreement by Mr. Burish that he or an assignee would, upon request of the Company, purchase a further tranche of $500,000 of Series A Preferred Stock, the Company increased the authorized shares of Series A Preferred Stock to 2,500, by filing Article Supplementary to the Articles of Incorporation (Series A Preferred Stock) with the Maryland Department of Assessments and Taxation. On November 21, 2017, the Company filed an additional Articles Supplementary to the Articles of Incorporation (Series A Preferred Stock) with the Maryland Department of Assessments and Taxation to decrease the voting rights of the Series A Preferred Stock from 236 to 221 votes per share, as required by the applicable rules of the Nasdaq Stock Market, LLC, which require that shares of any new class of preferred stock not vote at a higher rate, upon issuance, than the existing shares of common stock.

The shares of Series A Preferred Stock are convertible, at any time, at the option of the holder, or at any time after May 30, 2018, at the option of the Company (subject, in the case of Mr. Mark Burish, to approval of this proposal) into shares of Common Stock based on a conversion calculation equal to the Liquidation Amount of $1,000, divided by the Conversion Price of $4.23 per share, subject to customary anti-dilution adjustments, including in connection with stock dividends and distributions, stock splits, subdivisions and combinations.

Each holder of Series A Preferred Stock will receive monthly dividends at an annual rate of 9%, payable in additional shares of Series A Preferred Stock, based on the number of shares of Series A Preferred Stock held. Each holder of Series A Preferred Stock will vote together with the holders of common stock as a single class on all matters upon which the holders of common stock are entitled to vote, and shall have 221 votes per share, which represents the number determined by dividing the initial issuance price of the Series A Preferred Stock of $910 by the market price of the common stock on such initial date of issuance of $4.11, which number of votes per share is subject to adjustment in the event the Company subdivides or combines its outstanding shares of common stock. In addition, the holders of the Series A Preferred Stock will vote as a separate class with respect to any charter amendment that would alter the contract rights of the Series A Preferred Stock, as expressly set forth in the Company’s charter.

Prior to obtaining stockholder approval of the conversion, the Company will not issue any shares of Common Stock to Mr. Burish upon conversion of the Series A Preferred Stock.

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of the junior capital stock and subject to the rights of creditors, to receive a liquidation distribution in an amount equal to $1,000 per share.

Holders of Series A Preferred Stock will be entitled to a preferential payment of cash per share equal to $1,000 per share, subject to the rights of creditors, upon the liquidation, dissolution or winding up of the affairs of the Company.

Description of the Notes and the Subscription Agreement

On January 19, 2018, the Company and Mark Burish entered into a Subscription Agreement pursuant to which (i) Mr. Burish purchased a 10.75% Convertible Secured Subordinated Promissory Note for $500,000 in cash; and (ii) Mr. Burish agreed to purchase an additional 10.75% Convertible Secured Subordinated Promissory Note for $500,000 in cash, if requested by the Company at any time prior to Sonic Foundry’s 2018 annual meeting of stockholders, which was completed February 16, 2018.

No later than the third business day following the approval by the stockholders of the Company of the conversion of the Notes sufficient to comply with rules and regulations of Nasdaq and the Securities and Exchange Commission, the Notes will be automatically convertible into that number of shares of Series A Preferred Stock determined by dividing the total principal and accrued interest due on each Note by $542.13 (the “Conversion Rate”). Principal and accrued and unpaid interest on each Note, if not converted, will be due and payable on September 30, 2019. Interest will accrue at the rate of 10.75% per annum. The Notes are secured by all assets of the Company, and are subordinated to all senior indebtedness.

Prior to obtaining stockholder approval of the conversion, the Company will not issue any shares of Series A Preferred Stock to Mr. Burish upon conversion of the Notes.

Certain Effects

The following table sets forth certain material effects to the Company related to the issuance of shares of Common Stock upon conversion of the Notes into Series A Preferred Stock and upon the conversion of the Series A Preferred Stock into Common Stock.

Number of shares of Common Stock Outstanding
Immediately prior to the issuances of Series A Preferred

Stock                                 4,461,346

Number of shares of Common Stock Outstanding
Immediately following the issuances approved in this
Proposal (1)                             5,450,746

Market Price per Common Share on May 26, 2017,
the business day immediately preceding the
first issuance of the Series A Preferred Stock                $4.11

Market Price per Common Share on February 20, 2018        $2.59

(1)
Includes the 497,528 shares of Common Stock underlying the 2,104.54 shares of Series A Preferred Stock owned by Mr. Mark Burish, including dividends accrued or to be accrued, and the 491,872 shares of Common Stock Underlying the Notes owned by Mr. Burish, including interest accrued through May 17, 2018 and dividends expected to be accrued through the date of conversion to common.

Vote Required

The affirmative vote of a majority of the Common and Series A Preferred votes cast, voting as a single class, with each share of Series A Preferred Stock having 221 votes per share, is required to approve of this Proposal Two; provided, however, that pursuant to the listing rules of The Nasdaq Stock Market LLC, the 1915.27 shares of Series A Preferred Stock held by Mr. Mark Burish will not be counted towards approval of this Proposal Two and may only be counted as present for purposes of determining a quorum.

The board of directors unanimously recommends a vote for the approval of the potential issuance of up to an aggregate of 989,400 shares of common stock, consisting of (i) the potential issuance of up to an aggregate of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company’s Series A Preferred Stock, and (ii) the potential issuance of up to an aggregate of 491,872 shares of common stock upon the conversion of two $500,000 Notes, including accrued interest, into 2,080.62 shares of Series A Preferred Stock.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Baker Tilly Virchow Krause LLP (“BT”) as independent auditors to audit our financial statements for the year ending September 30, 2018, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the annual meeting. Representatives of BT are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

Stockholder ratification of the selection of BT as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of BT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of BT as independent public accountants requires the approval of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

The Board of Directors unanimously recommends a vote FOR proposal 3 ratifying the appointment of BT as independent auditors for Sonic Foundry.

Relations with Independent Auditors

The Company, upon the recommendation of its audit committee has selected Baker Tilly Virchow Krause, LLP (“BT”) as its independent auditor for the fiscal year ending September 30, 2018.

Audit services performed by BT for Fiscal 2017 and 2016 consisted of the examination of our financial statements, review of fiscal quarter results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained BT to perform certain audit related services associated with the audit of our benefit plan. All fees paid to BT were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2017 and 2016 Audit Firm Fee Summary

During fiscal years 2017 and 2016, we retained our principal accountant, Baker Tilly Virchow Krause LLP to provide services in the following categories and amounts:

	Years Ended September 30,
	2017	2016
Audit Fees Audit Related	$327,186 13,222	$191,207 12,400
Tax Fees	0	0

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee's role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held five meetings during fiscal 2017.

Messrs. Murphy, Slayton and Wiegand meet the rules of the SEC for audit committee membership and are "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

____________________________
1The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

We have reviewed and discussed with our independent auditors, BT, matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees) as promulgated by the Public Company Accounting Oversight Board. We have received from the auditors a formal written statement describing the relationships between the auditor and Sonic that might bear on the auditor's independence consistent with applicable requirements of the Public Company Accounting Oversight Board. We have discussed with BT matters relating to its independence, including a review of audit related fees, and considered the compatibility of non-audit services with the auditors' independence.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent”.

We have reviewed and discussed with management and BT the audited financial statements. We discussed with BT the overall scope and plans of their audit. We met with BT, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2017, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2017, for filing with the SEC effective January 12, 2018.
Respectfully submitted,

AUDIT COMMITTEE
Nelson A. Murphy, Chair
David F. Slayton
Brian T. Wiegand

CERTAIN TRANSACTIONS

Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the 2008 Non-Employee Directors Plan, Mr. Kopko was granted options to purchase 20,000 shares of Common Stock at exercise prices ranging from $4.66 to $14.83. During fiscal 2017, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic Foundry's knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic Foundry will provide a copy of its code of ethics, without charge, to any investor who requests it. Requests should be addressed in writing to Mr. Kenneth Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic's Proxy Materials.

Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic's stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Sonic's proxy materials relating to its 2019 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (November 14, 2018). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.
Sonic's bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2019 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Sonic's Secretary at the principal executive offices of Sonic between January 17, 2019 and February 16, 2019. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 17, 2019, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to Sonic's Secretary must set forth the information required by Sonic's bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 13, 2018) and (ii) any other proposal, if the 2018 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Notwithstanding the above, all stockholder proposals must comply with the provisions of Sonic’s bylaws.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2017 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

By Order of the Board of Directors,

April 6, 2018                        Kenneth A. Minor, Secretary

Sonic Foundry
C/O AST
6201 15TH AVENUE
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Nelson A. Murphy 02 David F. Slayton 03 Gary R. Weis

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve the potential issuance of up to 989,400 shares of common stock to an affiliate of the Company consisting of 497,528 shares of common stock upon the conversion of 2,104.54 shares of the Company's Series A Preferred Stock and 491,872 shares of common stock upon the conversion of two $500,000 Convertible Promissory Notes.	☐	☐	☐
3. To ratify the appointment of Baker Tilly Virchow Krause, L.L.P. as our independent auditors for the fiscal year ending September 30, 2018.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000369151_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

SONIC FOUNDRY, INC.
Annual Meeting of Stockholders
May 17, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) G. Weis and K. Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 17, 2018 at the Monona Terrace Community and Convention Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000369151_2 R1.0.1.17

Continued and to be signed on reverse side